UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2011
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Shoreline, Ste. 800N Corpus Christi, Texas	78471
(Address of principal executive offices)	(Zip Code)

(512) 828-6980
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01        Entry into a Material Definitive Agreement

On January 5, 2011, Uranium Energy Corp. (the "Company") entered into an Executive Employment Services Agreement (the "Agreement") with Mark Katsumata, the Company's newly appointed Secretary, Treasurer and Chief Financial Officer.

The following summary of the Agreement does not purport to be complete and is qualified in their entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Pursuant to the terms of the Agreement, Mr. Katsumata will perform such duties and responsibilities as an executive employee as set out in the Agreement. In consideration for Mr. Katsumata's services, the Company has agreed to:

  pay Mr. Katsumata a monthly fee in the amount of CDN$12,500 (the "Fee");

  subject to applicable rules and policies of relevant regulatory authorities and applicable securities legislation and the Company's stock option plans, grant to Mr. Katsumata incentive stock options to purchase not less than 217,500 common shares of the Company (each an "Option Share"); at an exercise price of U.S. $1.50 per Option Share with respect to not less than 75,000 of the Option Shares, at an exercise price of U.S. $2.40 per Option Share with respect to not less than a further 75,000 of the Option Shares and at an exercise price of U.S. $2.43 per Option Share with respect to the balance of the Option Shares; and exercisable for a period of not less than ten years from the date of grant in each instance.

Mr. Katsumata's initial of employment under the Agreement will end on January 5, 2013 (such period, the "Initial Term"). The Agreement is subject to automatic renewal unless the Company provides written notice of an intention not to renew the Agreement no later than 90 days prior to the end of the then-current term of the Agreement. Mr. Katsumata may terminate the Agreement upon 60 days prior written notice to the Company.

The Agreement provides that Company may terminate Mr. Katsumata's employment without cause, in which event Mr. Katsumata will be entitled to continue to receive the compensation he would have been entitled to until the end of the Initial Term.

In addition, either the Company or Mr. Katsumata may terminate the Agreement for cause upon 14 days prior written notice under certain circumstances described in the Agreement.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on January 5, 2011, the Board of Directors of the Company accepted the resignation as a director of the Company from Mark Katsumata and the resignation as Secretary, Treasurer and Chief Financial Officer from Pat Obara. Also effective on January 5, 2011, the board of directors of the Company accepted the consent of David Kong to serve as a director of the Company and the consent of Mark Katsumata to act as Secretary, Treasurer and Chief Financial Officer of the Company. Lastly, effective January 5, 2011, Mr. Obara was appointed Vice President-Administration of the Company (which is not an executive officer position).

As a result, the Company's current directors and executive officers are as follows:

Name	Position
Amir Adnani	President, Chief Executive Officer, Principal Executive Officer and a director
Alan P. Lindsay	Chairman and a director
Harry L. Anthony	Chief Operating Officer and a director
Ivan Obolensky	Director
Erik Essiger	Director
Vincent Della Volpe	Director
David Kong	Director
Mark Katsumata	Secretary, Treasurer and Chief Financial Officer

Mr. Kong

David Kong, C.A., holds a Bachelor in Business Administration from Taiwan and earned his Chartered Accountant designation in British Columbia and U.S. CPA (Illinois) designation in 2002. From 1981 to 2004, he was a partner at Ellis Foster Chartered Accountants, an independent accounting firm in British Columbia.  Ellis Foster merged with Ernst & Young LLP in 2005 and retained Mr. Kong as a partner of Ernst & Young from 2005 to 2010 where he led its Chinese market practice in Canada and focused on servicing Canadian public companies doing business in China, including Chinese public companies listed on North American stock exchanges. Currently, Mr. Kong is a director of Hana Mining Ltd., Channel Resources Ltd., CIBT Education Group Inc., New Pacific Metals Corp. and Tagish Lake Gold Corp. The Board of Directors has concluded that Mr. Kong should serve as a director given his business experience and accounting expertise. The Company anticipates that Mr. Kong will be named to serve on the Company' Audit Committee.

Mr. Katsumata

Mr. Katsumata served on our Board of Directors and was the Chairman of our Audit Committee from May 2009 to January 5, 2011. Mr. Katsumata is a consultant for publicly-traded mining companies providing various corporate finance and regulatory compliance services. Over the past 15 years, Mr. Katsumata has served as a Chief Financial Officer and Vice President, Finance for a number of NYSE Amex, TSX and TSX Venture Exchange companies. Most recently, Mr. Katsumata was the Chief Financial Officer of Candente Resource Corp., a TSX listed base and precious metals explorer, and the Chief Financial Officer/Vice President, Finance of each of Denison Mines Corp., a NYSE Amex and TSX listed uranium producer and explorer, and Fortress Minerals Corp., a TSX Venture Exchange listed precious metals explorer. Mr. Katsumata was also an external auditor of publicly-traded mining companies for five years. Mr. Katsumata has an extensive background dealing with U.S. and Canadian accounting and regulatory compliance issues related to mining companies. Mr. Katsumata has been a member of the Certified General Accountants' Association of British Columbia and Canada since 1997.

Effective January 5, 2011, the Company entered into that certain Agreement with Mr. Katsumata, the Company's newly appointed Secretary, Treasurer and Chief Financial Officer, as described above under Item 1.01.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01        Financial Statements and Exhibits.
Exhibit	Description
10.1	Executive Employment Services Agreement between Uranium Energy Corp. and Mark Katsumata, dated January 5, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.
DATE: January 7, 2011	By: "Amir Adnani" Amir Adnani President, CEO and a director

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